Exhibit 10.1

First National Bank
Omaha

FIRST NATIONAL BANK OF OMAHA

CONFIRMATION

To:	Highwater Ethanol, LLC
205 Main Street
Lamberton, MN 56152

Attn:	Brian Kletscher
Fax:	bk3376@redred.com

From:	First National Bank of Omaha
Date:	25th April, 2008
Our Ref:	22745

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between First National Bank of Omaha and Highwater Ethanol, LLC (the “Counterparty”) on the Trade Date specified below (the “Swap Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.  The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the “Definitions”) are incorporated into this Confirmation.

This Confirmation supplements, forms a part of, and is subject to, a certain ISDA Master Agreement (the “Master Agreement”) which has been, or will be executed between Counterparty and First National Bank of Omaha. All provisions contained or incorporated by reference in such Master Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between this Confirmation and the Definitions or the Master Agreement, this Confirmation will govern.

This Confirmation will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine, provided that this provision will be superseded by any choice of law provision on the Master Agreement.

2.  This Confirmation constitutes a Swap Transaction under the Master Agreement and the terms of the Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	For each Calculation Period, the amount listed under the heading “Notional Amount (USD)” in Schedule A, attached.

Trade Date:	25th April, 2008

Effective Date:	8th June, 2009

Termination Date	8th June, 2014

Fixed Amounts:
Fixed Rate Payer:	Highwater Ethanol, LLC

Fixed Rate Payer Payment Dates:

Commencing the 8th day of July, 2009 and monthly thereafter on the 8th calendar day of each month up to and including the Termination Date, subject to adjustment in accordance with Following Business Day Convention.

Period End Dates:	The 8th calendar day of each month commencing July, 2009 and ending on the Termination Date. No Adjustment.Fixed Rate: 7.60000%

Fixed Rate Day Count Fraction:	Act/360

Floating Amounts:
Floating Rate Payer:	First National Bank of Omaha

Floating Rate Payer Payment Dates:

Commencing the 8th day of July, 2009 and monthly thereafter on the 8th calendar day of each month up to and including the Termination Date, subject to adjustment in accordance with Following Business Day Convention.

Period End Dates:	The 8th calendar day of each month commencing July, 2009 and ending n the Termination Dates. No Adjustment.

Floating Rate for Initial Calculation Period:	to be determined

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 month

Spread:	3.0000%

Floating Rate Day:	Act/360
Count Fraction:

Reset Dates:	The first day of each Floating Rate Payer Calculation Period.

Calculation Agent:	First National Bank of Omaha

Business Days:	New York, London

Other Terms And Conditions:	None

Payment Method:

Please confirm the foregoing correctly sets forth the terms of our Agreement by executing the copy of this Confirmation and returning it to us.

Regards,
First National Bank of Omaha

By:

Name:

Accepted and confirmed as
Of the Trade Date

Highwater Ethanol, LLC

/s/ Brian Kletscher

Name: